DOCUMENT SECURITY SYSTEMS, INC.
28 EAST MAIN STREET, SUITE 1525
ROCHESTER, NY 14614
(585) 325-3610

March 10, 2008

Dear Fellow Document Security Systems Shareholder,

It has been less than two months since I accepted the challenge from our Board to assume the role of non-executive Chairman of the Board and Lead Independent Director. At the time, I stated my goals would be to focus the company's sales efforts on our latest technology, identify key acquisitions, reduce expenses and seek the types of strategic partnerships that would yield benefits to our top and bottom lines. While only a short time has passed, I believe we are already making progress on all of those fronts.

We have identified and are implementing expense reductions of almost $100,000 per month. I have asked our management to further reduce our monthly overhead by at least another $25,000, with a goal of total expense reductions, on an annualized basis, of $1.5 million. While it is often true that you have to “spend money to make money,” incremental expenditures will be thoroughly evaluated and only those that can generate real revenue or otherwise contribute to the financial health of the company will be allowed.

With regard to positioning our company for near- and long-term growth, we continuously evaluate opportunities to acquire companies whose business are closely related to our own core competencies, and where combining our technology as a “value-added” feature with their existing product and sales lines could improve margins on each sale and enhance their bottom line. We have identified several potential acquisition candidates that we believe may potentially fit our criteria, and we will provide additional details if the deals progress.

I believe that the successful completion of one of these acquisitions, either of which would significantly increase the size of our company, is an important part of the process of gaining added credibility in the marketplace, as well as enhancing our top and bottom lines.

Our company has spent a great deal of time defending some of our oldest European patented technology in our legal efforts against the European Central Bank (ECB). We initiated these suits as an infringement action, but the ECB cleverly combined this with countersuits over patent validity, forcing us to defend in multiple jurisdictions. While we had a partner willing to absorb the costs of the infringement case in exchange for our stock, we have had to bear the costs of most of the validity cases on our own. We scored a decisive victory in Germany, where the court held our patent to be valid, but were unsuccessful in France and the U.K. and are awaiting the decision in the Netherlands. While the bulk of the trial-level cost of these suits has already been incurred, I have asked the management of the company to undertake a review as to the advisability of continuing our actions in each of the venues. Clearly we think it is worthwhile to proceed in Germany to bring infringement suits and defend against the pending ECB appeal.

Our next steps in the ECB lawsuit will be an area of significant attention and focus in the coming weeks, and when analysis is completed and decisions are made, we will advise shareholders as to our ultimate course of action.

As I become more involved in the affairs of our company, I remain inspired by the power and robust nature of our technology in relation to any possible competitor. I have read negative statements by various individuals regarding our patents and technology. However, I am no less convinced today than I was several years ago that there are no competitors that can offer the quality and effectiveness of our suite of AuthentiGuard® patents and the products that they power. Our company’s focus now is on generating meaningful revenues from our products.

As you may also be aware, the Federal Government has mandated the use of copy-protected paper for Medicaid prescriptions beginning April 1, 2008. This is an opportunity on which we are working closely in conjunction with our largest paper distributor Boise Cascade. We feel our newly designed paper created especially for this initiative meets and exceeds the federal stipulated requirements and will be the most effective deterrent on the market.

As we move into the era of selling our digital security technology that can be delivered in software form over the Internet, the possibilities explode and the potential market for our products continues to expand. We have had significant, high-level meetings in recent weeks that I am hopeful will bear fruit in both the Internet delivery and government-related applications of our products.

To be sure, we have made great progress in building a viable sales channel, including licensees, re-sellers and partners. However, we have spent too much time and energy with some of our strategic partners who failed to deliver on repeated promises. I have set new parameters on any future alliances with shorter time frames and specific goals and benchmarks that must be met, or the alliance will be ended. In short, it is my intention to keep our management team focused on delivering results, not on potential and promises.

As a small company, we are finding increasing success marketing our products and solutions through system integrators. These are large companies which obtain significant government and industrial contracts and then seek the technology or products that best enable them to fulfill the contract specifications or, in some cases, increase their prospects for success in the bidding process. The unique nature of our technology has been greeted with significant interest by a number of companies who measure their sales in the billions of dollars. These companies have a far greater chance of having our technology incorporated into the products of significant customers than we have on our own. By focusing our efforts on enhancing existing contracts and forging alliances with companies of substance that can showcase, integrate, and deliver our products, I am optimistic that we will achieve greater market penetration than we have in the past.

It will take some time to see the results of much of what I am reporting to you today. While there is no assurance that what we hope for will, in fact, come to pass, I believe that we have never been set on a better course for success. I am hopeful that our efforts will lead to increased sales that, when combined with our expense reductions will provide us with increased financial strength and move us towards profitable operations. If our examination of our legal efforts in Europe leads us to the conclusion that the litigation is no longer worth pursuing, then we would expect to see a significant reduction in the cash drain that these efforts have placed on our company.

On the topic of corporate communications, you may have noticed a reduced flow of announcements and releases coming from our company. I believe we should only make announcements when there is something meaningful to say. Please note, I did not say positive, I said meaningful. You have a right to hear both good and bad in a timely fashion. Therefore, you may hear from us less often, but hopefully when you do the information will be more substantive and meaningful.

Lastly, I recognize and share the frustration of many of our shareholders with the recent decline in our stock price. I note this decline has happened during one of the most challenging periods of time for smaller public companies in our economy’s recent history, and I am also keenly aware that our performance has not matched the expectations of many of our shareholders. Working together with our senior management team, we are committed to changing this. Small companies typically face unique challenges related to executing their growth strategies, and we are not immune to these issues. I firmly believe that we have exceptional and unrivaled technologies that address a substantial and expanding problem: counterfeiting and brand theft. We have built a strong sales channel, which includes a number of large and well-respected leaders in this industry, and I am confident this new and robust sales channel provides a platform for us to begin to deliver strong financial performance.

Much has been accomplished, but there is much that remains to be done. The Board of Directors and the senior management team are working diligently to grow this company.

You may rely on our ongoing commitment to our mutual success. I deeply appreciate your continued interest and support and we will do our best to earn your confidence in the year ahead.

Sincerely,

Robert Fagenson
Chairman of the Board of Directors